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                                                                    Exhibit 10.5


October 24, 1997

Mr. Gary A. Cohoon
Calle de la Paz, No. 11
Valle Escondido
Hermosillo, Sonora 83200 Mexico

WITHOUT PREJUDICE                                        PERSONAL & CONFIDENTIAL
-----------------                                        -----------------------

Dear Mr. Cohoon:

The following sets out the terms and conditions of the offer of Campbell Resources Inc. and its subsidiaries (the "Company") outlined to you verbally on October 24, 1997 with respect to the termination of your employment effective November 1, 1997. As discussed, this termination is the result of the Company's need to down-size in light of sustained lower gold prices.

In return for your execution and delivery of a full and complete release and indemnity of the Company of all liabilities, payments and all other obligations in respect of your employment by the Company and termination of such employment in the form attached hereto as Schedule "A", the Company is prepared to agree to the following:

1) The Company will continue paying an amount equivalent to your current salary, less required deductions, on a semi-monthly basis until August 31, 1998 less the amount required to repay amounts owed to the Company (US$2,000) less amounts owed to you for recent expenses and mileage allowances, and rent payable to you for the months of October, November and December, 1997 with respect to the Toronto apartment which the Company has use of, amortized over the ten month period;

2) The Company will continue major medical and dental coverage for you and your spouse until August 31, 1998 or until you find alternate employment. Long term disability, and accidental death and dismemberment insurance will terminate on October 31, 1997. You shall continue to be entitled to participate in the Share Purchase Plan until August 31, 1998.

3) You will continue to be entitled to participation in the Ore Reserve Incentive program for the year ended December 31, 1997.

4) In addition, as you have requested, and subject to approval of the Board of Directors, to be sought at a meeting scheduled to be held on November 19,1997, stock options to purchase 325,000 common shares exercisable at prices ranging from $0.57 to$1.48, which would otherwise expire on October 31, 1997, shall continue to be exercisable until March 31, 1998, in accordance with the terms of their grant, and shall terminate if unexercised by Tuesday March 31, 1998.

5) In addition to the payments and other continuing benefits described above, the


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         Company will enter into a consulting agreement with you pursuant to which you will provide six (6) days of services per month at a daily fee of Cdn$550 for a six month period ending on April 30, 1998 as set out in the form of agreement attached hereto as Schedule B. As set out therein, you shall covenant and agree not to solicit any Company employee and shall covenant and agree not to compete with the Company in any manner with respect to its Santa Gertrudis property within a 50 kilometre radius of its current property boundaries for a period of twelve months from the expiry of that consulting agreement. Following completion of that consulting agreement, you will immediately return to the Company, all Company property which you may have in your possession or under your control, including any copies thereof.

6) As a term and condition of your acceptance of this offer, you hereby covenant and agree to keep confidential and not to disclose the terms and conditions of this offer, except as required by law or to your counsel or your immediate family. You further agree not to make any comments, negative or otherwise, to anyone with respect to the Company, its employees, officers and directors or its properties and you shall keep all knowledge and information which you possess with respect to the Company's properties and operations confidential.


This offer shall expire at 4:00 pm Toronto time on Friday, October 31st, 1997. Should you find the terms and conditions set out above acceptable, please indicate your acceptance by signing and returning the attached release and indemnity with a executed copy of this letter.

Yours very truly

CAMPBELL RESOURCES INC.

"Lorna D. MacGillivray"
Lorna D. MacGillivray                                   "Nadia Ecclestone"
Vice President, Secretary and General Counsel           ------------------
                                                         Witness





Agreed and accepted this     day of    , 1997.



"Loraly Munoz"                                                "Gary A. Cohoon"
--------------                                                ----------------
 Witness                                                       Gary A. Cohoon




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                                                                   SCHEDULE "A"
                                                          RELEASE AND INDEMNITY
                                                          ---------------------

         WHEREAS the employment of Gary A. Cohoon (the "Employee") with Campbell Resources Inc. ("CAMPBELL ") was terminated on November 1, 1997;

         AND WHEREAS the Employee has agreed to accept the terms of settlement outlined in the letter attached hereto as Schedule "A" and other good and valuable consideration in settlement of all claims which The Employee may have by reason of the above-noted termination;

         NOW THEREFORE WITNESSETH that in consideration of the terms of settlement outlined above, the Employee releases and forever discharges CAMPBELL and any corporations associated therewith or related thereto and their respective Boards of Directors, officers, employees and agents (hereinafter collectively referred to the "RELEASEES") from any and all actions, causes of action, claims and demands arising from the employment of the Employee with the RELEASEES or the termination of that employment, including any claims pursuant to the Employment Standards Act for vacation pay, termination pay and severance pay which are included in the terms of settlement referred to above.

         FOR THE SAID CONSIDERATION the Employee further agrees not to make any claim or take any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the Employee and the RELEASEES or any one of them for contribution or indemnity or other relief over.

         AND FURTHERMORE, for the aforesaid consideration, the Employee hereby agrees to indemnify and save harmless the RELEASEES from any and all claims or demands under the income tax laws of Mexico, the Income Tax Act of Canada, the Income Tax Act of the Province of Ontario, the Canada Pension Plan, the Unemployment Insurance Act of Canada, including any regulations made thereunder and any other statute or regulations, for or in respect of any amount found to be due in excess of those amounts withheld and remitted by the RELEASEES, if any, in respect of income tax, Canada Pension Plan premiums or unemployment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands.

         AND the Employee HEREBY FURTHER DECLARES that he has had the opportunity to seek independent legal advice with respect to the terms of settlement as well as this document and he fully understands them. The Employee hereby voluntarily accepts the said terms for the purpose of making full and final compromise, adjustments and settlement of all claims as aforesaid.


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         THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario.

         THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon The Employee and the RELEASEES and their respective heirs, executors, administrators and legal personal representatives, successors and assigns.



         IN WITNESS WHEREOF the undersigned has executed this document at Hermosillo, Sonora_______, on the 30th day of October __, 1997 and set his hand thereto.

SIGNED in the presence of





 "Loraly Munoz"                                         "Gary A. Cohoon"
 --------------                                         ----------------
 Witness                                                 Gary A. Cohoon



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                                                                    Schedule "B"

November 1, 1997


Mr. Gary A. Cohoon
Calle de la Paz, No. 11
Valle Escondido
Hermosillo, Sonora 83200
Mexico

Dear Gary,

RE: Consulting Agreement

The following sets out the terms and conditions pursuant to which you have agreed to provide your services to Campbell Resources Inc. and its subsidiaries ("Campbell") on the terms and conditions set out below:

1. Commencing November 1, 1997, you will provide consulting services as requested on a part time basis until April 30, 1998 or such later date as you and Campbell may agree. You will perform the function of Consulting Geologist for Campbell taking direction from the President and Chief Executive Officer and such other Campbell personnel as he shall direct. This agreement may be extended with Campbell's and your consent in writing.

2. Campbell agrees to pay to you a consulting fee of Cdn$550.00 per day for a maximum of six (6) days per month. Should Campbell require your services in excess of the six (6) days, the terms, details and scheduling of such services will be agreed to in writing between you and the President and Chief Executive Officer prior to commencement of such service.

3. During the initial period, it is anticipated that your six (6) days per month will be spent on work relating to preparation of the monthly report, pursuit of potential joint venture partners for a deep drilling program on the Santa Gertrudis property and consultation of the Santa Gertrudis exploration program; however, this should diminish such that in the later months of this agreement, you should be available within the six (6) days to work on special projects assigned by the President and Chief Executive Officer. Should you be requested by the Exploration Project Manager, during the month of November, to provide your services, in connection with completion of the geochemistry study on the Santa Gertrudis property, in addition to the six (6) days contemplated therein, you will be paid for such service at your per diem rate of $550. Any work, in addition to that discussed above, requested and approved by the President and Chief Executive Officer will also be paid at this per diem rate. Following completion of each project, you will submit a written report summarizing your work to the President and Chief Executive Officer.

4. You agree that you will be required to travel to the Campbell's operations and to its


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head office or elsewhere. You will use your best efforts to be available during such periods as Campbell requests. Campbell will provide a work schedule in writing for the subsequent month seven days prior to the commencement of the month. Changes may be made by mutual written agreement

5. You will submit a monthly invoice covering days worked during the prior month. This invoice will be paid out of our parent company's office in accordance with your direction.

6. It is agreed that, if travel is required, you will be reimbursed for reasonable travel expenses for which you will submit an expense account accompanied by receipts for expenses incurred.

7. All reimbursements provided for in this agreement shall be paid within 5 business days of submission of expense report forms with attached original invoices.

8. You agree that you will not discuss and will keep confidential all information relating to the Project and upon termination of this agreement, will return to Campbell all equipment, keys, documents, maps, reports, material or other data relating to the Project or belonging to Campbell which you may have in your possession.

9. You agree not to directly or indirectly acquire any interest in or do any work on any Property within a distance of fifty (50) kilometres of the Santa Gertrudis Property during the term of this agreement and for a period of six (6) months from the termination of this agreement without the written consent of Campbell.

10. For a period of one year from the date hereof, you agree not to solicit for hire, nor to hire, as an employee, agent, independent contractor, or otherwise, any then current employee of the Company or its affiliates.

11. Any notice or other communication required or permitted to be given or made hereunder shall be in writing and shall be sent, telexed, telegraphed, telecopied or sent by other means of recorded electronic communication to Campbell, addressed to the President and Chief Executive Officer, Suite 1910, Toronto, On M5H 1T1 (Fax: (416) 367-3294) and if to the you, mailed, telecopied or delivered to you at your most recent address as shown on the records of Campbell. Any notice or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, and the day of sending, if sent by telex, telegraph, telecopy or other means of recorded electronic communication, provided such delivery or sending is during normal business hours on a business day or if not on the next business day thereafter. Either party hereto may change his or its address for notice by notice to the other party hereto given in the manner aforesaid.

12. Any modification or amendment of this agreement shall be in writing, signed by you and Campbell. No waiver by either party hereto or any breach by the other party hereto of any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or any prior or subsequent time.


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13.      This agreement contains all of the terms and conditions agreed by the parties hereto and supersedes all prior agreements and understandings. No agreements or representations, oral or otherwise, express or implied, have been made by to you by Campbell which are not set forth expressly in this agreement.

14. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed or remain fully valid, enforceable, and binding on the parties.

15. This Agreement shall be deemed to have been made in the Province of Ontario, and it shall be construed in accordance with, and governed by, the laws of the Province of Ontario as applied to contracts that are executed and performed entirely in Ontario, without regard to principles of conflicts of law.

Please confirm your agreement to the above by signing and returning this letter in duplicate.

Yours very truly

Campbell Resources Inc.


Lorna D. MacGillivray                                        -------------------
Vice President, Secretary and General Counsel                  Witness




Agreed to this  day of     , 1997


                                                             -------------------
Gary C. Cohoon                                                 Witness